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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-7637 under Form N-1A of our reports dated January 18, 2007, relating to the financial statements and financial highlights for MFS Emerging Growth Fund, a series of MFS Series Trust II, appearing in the Annual Report on Form N-CSR of MFS Series Trust II for the year ended November 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
January 24, 2007